                                                                     EXHIBIT 4.6

Unofficial English Translation of:
Register of Notarial Instr., Rec. No. 2002/___
May 20, 2002
Stephan Cueni, Notary Public
Basel, Switzerland


                                     E.ON AG

                                     RAG AG

                              RAG BETEILIGUNGS-GMBH

                             EBV AKTIENGESELLSCHAFT


              ----------------------------------------------------

                           RUHRGAS PURCHASE AGREEMENT

              ----------------------------------------------------

Register of Notarial Instr., Rec. No. 2002/___


                              NOTARIZED INSTRUMENT



                                    AGREEMENT


Heard in Basel, Switzerland, this day, May 20, 2002 (May the twentieth, two-thousand-and-two).

The persons below appeared before me, the undersigned Notary Public,

                                 STEPHAN CUENI,

at my chambers in Basel, Switzerland:

1. Mr. Johannes Perlitt, born August 29, 1962, Attorney-at-Law, German citizen, having his principal place of business at Mainzer Landstrasse 46, D-60325 Frankfurt am Main, Germany, and residing at____________________________________________________, and identified to the undersigned Notary Public by means of a valid national identity card, and according to his own declaration, acting not on his own behalf, but rather, with all personal liability excluded, as the duly authorized representative of

        RAG Aktiengesellschaft, having its registered office at Rellinghauser Strasse 1-11, D-45128 Essen, Germany, and being registered under Registration No. HRB 1712 in the Commercial Register of the District Court (Amtsgericht), Essen, Germany,

        as evidenced by a power of attorney dated May 16, 2002, the original of which was submitted to the undersigned Notary Public, and of which a copy, duly authorized by the undersigned Notary Public, is annexed hereto, said power of attorney being supported by an attested specimen of the holder's signature and a notarized instrument certifying the holder as a duly authorized representative,


                                      - hereinafter also referred to as "RAG" -;

2. Ms. Barbara Zihlmann (lic.iur.), born February 20, 1975, lawyer, Swiss citizen, residing at Schulgasse 12, CH-4105 Biel-Benken, Switzerland, of identity established to the satisfaction of the undersigned Notary Public, and according to her own declaration, acting not on her own behalf, but rather, with all personal liability excluded, as the duly authorized representative of

        RAG Beteiligungs-GmbH, having its registered office at Rellinghauser Strasse 1-11, D-45128 Essen, Germany, and being registered under Registration No. HRB 5398 in the Commercial Register of the District Court (Amtsgericht), Essen, Germany,

        as evidenced by a power of attorney dated May 16, 2002, the original of which was submitted to the undersigned Notary Public, and of which a copy, duly authorized by the undersigned Notary Public, is annexed hereto, said power of attorney being supported by an attested specimen of the holder's signature and a notarized instrument certifying the holder as a duly authorized representative,

                                       - hereinafter also referred to as "BG" -;

3. Mr. Philipp Rupp (lic.iur.), born June 10, 1970, lawyer, Swiss citizen, residing at Rebgasse 21, CH-4058 Basel, Switzerland, of identity established to the satisfaction of the undersigned Notary Public, and according to his own declaration, acting not on his own behalf, but rather, with all personal liability excluded, as the duly authorized representative of

        EBV Aktiengesellschaft, having its registered office in D-52134 Herzogenrath, Germany, and being registered under Registration No. HRB 293 in the Commercial Register of the District Court (Amtsgericht), at Aachen, Germany,

        as evidenced by a power of attorney dated _____________, the original of which was submitted to the undersigned Notary Public, and of which a copy, duly authorized by the undersigned Notary Public, is annexed hereto, said power of attorney being supported by an attested specimen of the holder's signature and a notarized instrument certifying the holder as a duly authorized representative,


                                      - hereinafter also referred to as "EBV" -;


                Register of Notarial Instr., Rec. No. 2002/____Cu

4. Dr. Olaf Muller-Michaels, born January 27, 1967, Attorney-at-Law, German citizen, having his principal place of business at Breite Strasse 69, D-40213 Dusseldorf, Germany, and residing at Kleverstrasse 73, D-40477 Dusseldorf, Germany, and identified to the undersigned Notary Public by means of a valid national identity card, and, according to his own declaration, acting not on his own behalf, but rather, with all personal liability excluded, as the duly authorized representative of

        E.ON AG, a stock corporation having its registered office at E.ON-Platz 1, D-40479 Dusseldorf, Germany, and being registered under Registration No. HRB 22315 in the Commercial Register of the District Court (Amtsgericht), Dusseldorf, Germany,

        as evidenced by a power of attorney dated May 17, 2002, the original of which was submitted to the undersigned Notary Public, and of which a copy, duly authorized by the undersigned Notary Public, is annexed hereto, said power of attorney being supported by an attested specimen of the holder's signature and a notarized instrument certifying the holder as a duly authorized representative,

                                     - hereinafter also referred to as "E.ON" -.


  - Hereinafter, RAG, BG, EBV and E.ON are also referred to collectively as "the
                                                                     Parties" -.


The Notary Public explained to the persons appearing the prohibition on conflicts of interest imposed on Notaries Public by the Notaries Public legislation of the City of Basel (EG ZGB Section 233(1)(4)) and by the German Notarization and Authentication Act (Beurkundungsgesetz, Section 3(1)(7)). Accordingly, the Parties and the Notary Public confirmed that neither the Notary Public, his practice partners, nor any person with whom the Notary public works in a professional capacity or with whom the Notary Public shares chambers within the meaning of said legislation had had any prior dealings with the matter herein notarized. The persons appearing, acting in the capacities as defined herein above, made the following declarations and requested that said declarations be notarized and entered in the Register of Notarial Instruments:



                Register of Notarial Instr., Rec. No. 2002/____Cu

                                    Recital:


A. RAG holds a stake in Ruhrgas AG, Essen, ("Ruhrgas") equivalent to approximately 18.3949% ("stake in Ruhrgas"), made up as follows:

         - a direct interest of approximately 0.1480 %; that is, of the Euro 1,125,000,000 capital stock in Ruhrgas, which is divided into 440,000,000 non-certificated quasi no-par-value shares (Stuckaktien), RAG directly owns 651,200 shares ("Ruhrgas shares"),

         - an indirect interest equivalent to approximately 18.0377432 % (the equivalent of a Euro 202,924,611 stake in the capital stock of Ruhrgas) via its subsidiary, BG, which holds a stake with a nominal value of Euro 83,002,970.61 ("eighty-three million, two-thousand, nine-hundred-and-seventy euro and sixty-one euro cents") in Bergemann GmbH, Essen, ("Bergemann"), a company registered under Registration No. HRB 5963 in the Commercial Register held at the District Court, Essen, and which in turn holds a stake in Ruhrgas equal to approximately 34.7558 %, and

         -      an indirect interest equivalent to approximately
                0.20920906666667 % (the equivalent of a Euro 2,353,602 stake in the capital stock of Ruhrgas) via EBV, an affiliate in which RAG indirectly holds approximately 99% of the stock, which holds a stake with a nominal value of Euro 962,711.48 ("nine-hundred-and-sixty-two thousand seven-hundred-and-eleven euro and forty-eight euro cents") in Bergemann (the stakes in Bergemann held by BG and EBV will, in the following, be referred to collectively as "RAG's holdings in Bergemann").

B. Bergemann's company Bylaws (hereinafter also referred to as "Bergemann's Bylaws") provides that any shareholder wishing to sell its shares in Bergemann must first offer the same for sale to the other shareholders (hereinafter this right of the other shareholders to be offered shares for sale will also be referred to as the "right of first option"). The shareholders in Bergemann are the Parties and the following:

        -       Vodafone Aktiengesellschaft, Dusseldorf, Germany

        -       Thyssen Krupp AG, Essen and Duisburg, Germany



                Register of Notarial Instr., Rec. No. 2002/____Cu

        -       RWE-DEA Aktiengesellschaft fur Mineraloel und Chemie, Hamburg,
                Germany

        -       Gelsenberg Aktiengesellschaft, Hamburg, Germany

        -       Harpen Aktiengesellschaft, Dortmund, Germany

        -       Hydro Gas and Chemicals GmbH, Bad Honningen, Germany

        -       RWE Systems AG, Essen, Germany

        -       Preussag Energie GmbH, Lingen (Ems), Germany

        For various reasons, most notably the agreements reached by E.ON and Bergemann's shareholders, the Parties are proceeding on the basis that the Bergemann shareholders will not make use of their rights of first option.

C. Under the Investor Rights Agreements between the Ruhrgas shareholders and the Ruhrgas company dated January 9, 1966 and March 28, 1968 (hereinafter also referred to collectively as the "Investor Rights Agreements"), shareholders wishing to sell Ruhrgas shares are required to offer those shares for sale to the other shareholders first; however, this obligation does not apply to transfers of Ruhrgas shares between existing shareholders, as is the case here. Apart from this, Section 3 of the Ruhrgas company Bylaws states that any transfer of Ruhrgas shares requires the approval of the Ruhrgas shareholders at a general meeting (Hauptversammlung).

D. RAG is willing to sell its stake in Ruhrgas, and E.ON is willing to acquire this stake. To this end, E.ON and RAG on March 1 and March 5, 2003, signed a Heads of Agreement for the sale and purchase of RAG's stake in Ruhrgas ("Heads of Agreement"). In the Heads of Agreement, E.ON and RAG agreed that RAG would sell its stake in Ruhrgas only if RAG, by using the purchase money from the sale of the stake in Ruhrgas as well as other sources of finance, were able to acquire and finance a majority holding in another company that, from RAG's viewpoint, is suitable and comparable to the stake in Ruhrgas.

E. RAG, BG, BG's wholly-owned subsidiary RAG Projektgesellschaft mbH ("the Offerer"), EBV, E.ON, and E.ON's wholly-owned subsidiaries Chemie Verwaltungs AG ("CVAG") and E.ON Vermogensanlage GmbH ("E.ON VG") have on this day in the presence of the authenticating Notary Public entered into a "Framework Agreement"


                Register of Notarial Instr., Rec. No. 2002/____Cu

        (Register of Notarial Instr., Rec. No 2002/213), to which the present agreement refers. The Framework Agreement provides for the conclusion of the present agreement (the "Ruhrgas Purchase Agreement") and bundles the same with various other transactions.

NOW, THEREFORE, in consideration of the above provisions, the Parties hereby agree as follows:


                         I. RAG'S HOLDINGS IN BERGEMANN

1.      Acquisition of RAG's holdings in Bergemann

1.1 BG and EBV hereby offer RAG's holdings in Bergemann for sale to E.ON, and E.ON accepts this offer. BG and EBV hereby transfer RAG's holdings in Bergemann to E.ON, and E.ON accepts this transfer, provided, however, that the transfer shall not take effect unless and until the conditions precedent described in clause 2 hereof have been met and unless and until the acquisition price and the finalized or provisional increase amount (as the case may be) for RAG's holdings in Bergemann plus interest ("completion of the sale of RAG's holdings in Bergemann") as described in clauses 1.2 and 1.4 hereof have been paid.

1.2 The price for RAG's holdings in Bergemann is Euro 1,894,733,848 (one-billion eight-hundred-and-ninety-four million seven-hundred-and-thirty-three-thousand eight-hundred-and-forty-eight euro, which hereinafter will also be referred to as the "acquisition price for RAG's holdings in Bergemann"). The acquisition price for RAG's holdings in Bergemann shall be increased by the amount of money that would be allotted to RAG's holdings in Bergemann if Bergemann's entire net income for the 2001 financial year were distributed to its shareholders, provided, however, the amount of this increase (hereinafter also referred to as the "Increase Amount") shall not be less than Euro 78,018,453 (seventy-eight million eighteen-thousand four-hundred-and-fifty-three euro). The acquisition price for RAG's holdings in Bergemann including the Increase Amount will hereinafter also be referred to as the "purchase price for RAG's holdings in Bergemann." The purchase price for RAG's holdings in Bergemann shall bear interest at the rate of 4% per


                Register of Notarial Instr., Rec. No. 2002/____Cu annum (30/360 day-count) as from January 1, 2002. The purchase price for RAG's holdings in Bergemann plus interest thereon shall be allotted between BG and EBV pro rata the nominal values of their respective holdings in Bergemann.

1.3 The sale of RAG's holdings in Bergemann shall take commercial effect at midnight (00:00) on January 1, 2002 (hereinafter also referred to as the "Effective Date"). From the Effective Date forward, E.ON shall be entitled to all such rights to share in Bergemann's profits as attach to RAG's holdings in Bergemann. All dividend payments that are allotted to RAG's holdings in Bergemann after the conclusion of this Ruhrgas Purchase Agreement but prior to the date when the transfer to E.ON of RAG's holdings in Bergemann becomes effective shall have the effect of reducing the interest-inclusive purchase price for RAG's holdings in Bergemann by the amount of said dividend payments.

1.4 The purchase price for RAG's holdings in Bergemann together with interest thereon shall be due five bank working days after all the conditions precedent, as described in clause 2 hereof, for the transfer of RAG's holdings have been met (hereinafter this due date for payment is also referred to as the "Closing"). If, at the time of Closing, the Increase Amount has not yet been finalized, then the price due shall be the acquisition price plus a preliminary increase amount of Euro 78,018,543 plus interest thereon as per clause 1.2 hereof.

1.5 That portion of the interest-inclusive purchase price for RAG's holdings in Bergemann which is payable to EBV shall be remitted to a bank account which EBV shall designate in writing sufficiently in advance of Closing. Similarly, that portion of the interest-inclusive purchase price for RAG's holdings in Bergemann which is payable to BG shall be remitted to a bank account which BG shall designate in writing sufficiently in advance of Closing. Pursuant to clause 15.1 of the Framework Agreement, BG is entitled to transfer and pledge to the Settlement Bank (as defined in the Framework Agreement) its share of the interest-inclusive purchase price for RAG's holdings in Bergemann.

1.6 E.ON shall neither by right of retention withhold payment of the interest-inclusive purchase price for RAG's holdings in Bergemann, nor offset the same against any claim unless the claim forming the basis of the right of retention or offsetting is a finally and unappealably proven E.ON claim against BG.


                Register of Notarial Instr., Rec. No. 2002/____Cu

1.7 If E.ON fails to pay on the due date, then the interest-inclusive purchase price for RAG's holdings in Bergemann shall as from the due date attract penalty interest at a rate equal to the EURIBOR three-month rate for the due date plus 2.5% p.a.

2.      Conditions precedent and Closing

2.1 The transfer of RAG's holdings in Bergemann shall not take effect unless and until:

2.1.1 in response to its applications, dated February 18 and March 5, 2002, for ministerial approval, pursuant to Section 42 of the German Antitrust Act (GWB), for the merger proposals (as per the Gelsenberg notification dated August 15, 2001 and the Bergemann notification dated November 9,
        2001) that were vetoed by the German Federal Cartel Office, E.ON has been granted ministerial approval that is either unconditional or that is subject only to conditions of such a nature that E.ON has been able to communicate its agreement thereto in writing to RAG within four weeks after the special ministerial approval was granted, and either

        as of the time when all the other conditions precedent are met, no competent court has issued any ruling overturning or barring either the ministerial approval or its enforcement,

        or,

        approval has been obtained for the above-stated merger proposals by means of appeal proceedings, providing that the approval so obtained is enforceable; and

2.1.2 each of the other shareholders in Bergemann has expressly waived its right of first option or, in response to the offer for the sale of RAG's holdings in Bergemann made by BG and EBV to their co-shareholders in Bergemann as per clause 5.1 hereof, has, in accordance with Section 21(1) of Bergemann's Bylaws, given written notice that it does not intend to take up said offer, or, while wishing to take up said offer has nonetheless not within two months reached agreement with BG and EBV as to the purchase price for the holdings offered, and has not, within three months of receipt of the offer by Bergemann, demanded that the purchase price for the holdings offered be determined by an arbitrator's opinion; and

                Register of Notarial Instr., Rec. No. 2002/____Cu

2.1.3 either the EU Commission and the competent antitrust authorities in the USA and Canada have expressly given their permission for the acquisition of the stake in Degussa and the Shareholders' Agreement (as defined in the Framework Agreement) with E.ON to proceed, or all applicable deadline periods for the imposition of prohibitions by the EU Commission and the aforementioned antitrust authorities have elapsed without any prohibitions being imposed on the above-stated transactions; and

2.1.4 the government of the Federal Republic of Germany and the government of the federal state (Land) of North Rhine-Westphalia have unconditionally approved both the RAG Projektgesellschaft mbH's Tender Offer for Degussa AG and the Ruhrgas Purchase Agreement.

2.2 As regards the condition precedent stated in clause 2.1.4 hereof, BG has the right (but not the obligation) at any time to unilaterally waive the requirement that the government approvals be unconditional.

2.3 Closing in the sense intended by this Ruhrgas Purchase Agreement shall take place five bank working days after the last of the conditions precedent has been met.

2.4 The condition precedent specified in clause 2.1.3 hereof must be met by March 31, 2003 at the very latest, and the other conditions precedent by January 31, 2003 at the very latest, otherwise the sale of the stake in Ruhrgas shall be deemed to have irrevocably failed.

3.      Purchase price adjustment

        If the finalized Increase Amount should turn out to be greater than the preliminary increase amount paid at the time of Closing, then E.ON shall remit the difference to the accounts defined in clause 1.5 hereof within 10 (ten) working days following finalization of the Increase Amount.

4.      Warranty

        Subject to the exclusion of all warranty claims provided by statute, BG and EBV hereby warrant and represent that those of RAG's holdings in Bergemann that each of them sells to E.ON are fully paid-up, are their property, and, except for the rights detailed in the Investor Rights Agreements and Bergemann's Bylaws, are not


                Register of Notarial Instr., Rec. No. 2002/____Cu encumbered by third-party rights. BG and EBV give no other warranties and make no other representations.

5.      Rights of first option

5.1 RAG and BG have by declaration to Bergemann on this day offered RAG's stakes in Bergemann for sale to their fellow Bergemann shareholders as required by Section 21(1) of Bergemann's Bylaws.

5.2 E.ON intends to acquire all the shares in Bergemann. To this end, the Parties shall exercise their best endeavors to avoid delays in the process of acquisition by E.ON, to expedite the first-option process mandated by Bergemann's Bylaws, and to ensure that all Bergemann shareholders refrain from exercising the rights of first option accorded them by Bergemann's Bylaws.

5.3 E.ON hereby irrevocably waives its right to require that the purchase price for RAG's holdings in Bergemann be determined in accordance with
        Section 22(2) of Bergemann's Bylaws by an arbitrator's opinion. E.ON, BG and EBV shall to the extent permitted by law use their influence in such a way that the other Bergemann shareholders likewise refrain from insisting that the purchase price be determined by an arbitrator's opinion in accordance with Section 22(2) of Bergemann's Bylaws.

5.4 If a Bergemann shareholder nonetheless insists that the purchase price be determined by an arbitrator's opinion in accordance with Section 22(2) of Bergemann's Bylaws, then the purchase price agreed upon in this Ruhrgas Purchase Agreement shall nonetheless remain binding as between E.ON for one part, and BG and EBV for the other.

5.5 BG and EBV hereby irrevocably undertake and agree to waive any and all first-option duties they may be owed and any and all rights of first option they may have on the basis of Bergemann's Bylaws and the Investor Rights Agreements.


                Register of Notarial Instr., Rec. No. 2002/____Cu

                               II. RUHRGAS SHARES


6.      Acquisition of the Ruhrgas shares

6.1 RAG hereby offers the 651,200 quasi no-par-value shares (Stuckaktien) it holds in Ruhrgas for sale to E.ON, and E.ON accepts this offer. RAG hereby transfers the 651,200 quasi no-par-value shares (Stuckaktien) it holds in Ruhrgas to E.ON, and E.ON accepts this transfer, provided, however, that the transfer shall not take effect unless and until (i) all the conditions precedent defined in clause 2 hereof have been met,
        (ii) the acquisition price and the finalized or provisional increase amount (as the case may be) for the Ruhrgas shares plus interest as described in clauses 6.3 and 6.5 hereof have been paid, (iii) the acquisition price and the finalized or provisional increase amount (as the case may be) for RAG's holdings in Bergemann plus interest as described in clauses 1.2 and 1.4 hereof have been paid, and (iv) the share transfer has been approved in accordance with clause 8 hereof by Ruhrgas via a general meeting of its shareholders.

6.2 If requested by E.ON, RAG shall at the time of Closing, as defined in clause 6.5 hereof, give all such further declarations and perform all such further measures as may still be necessary as a result of and in relation to the transfer of property in the Ruhrgas shares to E.ON.

6.3 The total price for the Ruhrgas shares is Euro 15,368,095 (fifteen-million three-hundred-and-sixty-eight-thousand and ninety-five euro, hereinafter also referred to as the "acquisition price for the Ruhrgas shares"). The acquisition price for the Ruhrgas shares shall be increased by the amount of money that would be allotted to Ruhrgas shares sold pursuant to clause 6.1 hereof if Ruhrgas' entire net income for the 2001 financial year were distributed to its shareholders, provided, however, that the amount of this increase (hereinafter also referred to as the "Increase Amount for the Ruhrgas shares") shall not be less than Euro 632,804 (six-hundred-and-thirty-two-thousand eight-hundred-and-four euro). The acquisition price for the Ruhrgas shares including the Increase Amount for the Ruhrgas shares will hereinafter also be referred to as the "purchase price for the Ruhrgas shares." The purchase price for the Ruhrgas shares shall bear interest at the rate of 4% per annum (30/360 day-count) as from January 1, 2002.


                Register of Notarial Instr., Rec. No. 2002/____Cu

6.4 The purchase price for the Ruhrgas shares includes full and final payment for all rights to share in the profits of Ruhrgas. Any dividend payments that Ruhrgas may make to RAG after this Ruhrgas Purchase Agreement is concluded but before the transfer of the Ruhrgas shares to E.ON takes effect shall have the effect of reducing the interest-inclusive purchase price for the Ruhrgas shares by the amount of said dividend payments.


6.5 The purchase price for the Ruhrgas shares together with interest thereon shall be due five bank working days after all the conditions precedent, as described in clause 2 hereof, have been met and after Ruhrgas has by general meeting of its shareholders approved the share transfer pursuant to clause 8 hereof (hereinafter this due date for payment is also referred to as the "Closing for the Ruhrgas shares"). If, at the time of Closing for the Ruhrgas shares, the Increase Amount for the Ruhrgas shares has not yet been finalized, then the price due shall be the acquisition price for the Ruhrgas shares plus a preliminary increase amount of Euro 632,804 plus interest thereon as per clause 6.3 hereof.

6.6 If the finalized Increase Amount for the Ruhrgas shares should turn out to be greater than the preliminary increase amount paid at the time of Closing for the Ruhrgas shares, then E.ON shall pay the difference within 10 (ten) working days following finalization of the Increase Amount for the Ruhrgas shares.

6.7 E.ON shall remit the interest-inclusive purchase price for the Ruhrgas shares to a bank account which RAG shall nominate in writing sufficiently in advance of Closing for the Ruhrgas shares.

6.8 E.ON shall neither by right of retention withhold payment of the interest-inclusive purchase price for the Ruhrgas shares, nor offset the same against any claim unless the claim forming the basis of the right of retention or offsetting is a finally and unappealably proven E.ON claim against RAG.

6.9 If E.ON fails to pay on the due date, then the interest-inclusive purchase price for the Ruhrgas shares shall as from the due date attract penalty interest at a rate equal to the EURIBOR three-month rate for the due date plus 2.5% p.a.


                Register of Notarial Instr., Rec. No. 2002/____Cu

7.      Warranty

        Subject to the exclusion of all warranty claims provided by statute, RAG hereby warrants and represents that the Ruhrgas shares it sells to E.ON are fully paid-up, are RAG's property, and, except for the rights described in Ruhrgas' Bylaws, are not encumbered by third-party rights. RAG gives no other warranties and makes no other representations.

8.      Share transfer subject to Ruhrgas consent

8.1 The Parties agree and accept that the share transfer forming the subject of this Ruhrgas Purchase Agreement requires the prior approval of Ruhrgas via a general meeting of its shareholders. The Parties further agree that the seeking of Ruhrgas approval is subject to E.ON consent. The Parties shall in their capacities as direct and indirect shareholders in Ruhrgas endeavor to secure Ruhrgas approval for the share transfer.

8.2 RAG hereby gives an irrevocable undertaking to refrain from exercising the right of first option (to be offered shares for sale) that accrues to RAG pursuant to the Investor Rights Agreements whenever other parties to said Investor Rights Agreements intends to sell Ruhrgas shares.

8.3 If Ruhrgas via a general meeting of its shareholders fails to give its approval for the share transfer on or before January 31, 2003, then the following provisions shall apply in lieu of the share purchase agreement:

8.3.1 The offer for sale of RAG's holdings in Bergemann and completion of said sale provided for by Part I of this Ruhrgas Purchase Agreement shall be unaffected.

8.3.2 RAG shall have the right, valid for a period of ten years as from the conclusion of this Ruhrgas Purchase Agreement, to offer for sale to E.ON the 651,200 Ruhrgas shares RAG holds for a price of Euro 15,368,095 (fifteen-million three-hundred-and-sixty-eight-thousand and ninety-five euro) plus interest at the rate of 4% per annum (30/360 day-count) calculated as from the start of the financial year in which the transfer of the shares takes place. In addition, RAG shall be entitled to any Ruhrgas dividends for the preceding Ruhrgas financial year, provided that said dividends are paid out of the net profit for said preceding financial year. If necessary, the dividends


                Register of Notarial Instr., Rec. No. 2002/____Cu for the financial year preceding the year of the transfer shall be paid by way of an increase in the purchase price.

8.3.3 For a validity period of ten years from the conclusion of this Ruhrgas Purchase Agreement E.ON shall have a right of first option to buy RAG's shares in Ruhrgas, said right ranking behind any such third-party rights of first option as already exist at the time when this Ruhrgas Purchase Agreement is concluded, as prescribed by the relevant statutes. E.ON shall be required to exercise its right of first option before the expiry of a period of two months from the time when RAG gives notice offering the shares for sale to E.ON.



                               III. MISCELLANEOUS



9.      Rescission

9.1 Each of the Parties shall have the right to rescind this Ruhrgas Purchase Agreement if the preconditions for completion of the sale of RAG's holdings in Bergemann, as defined in clause 2.1 hereof, are not met by January 31, 2003 at the latest (notwithstanding the deadline provisions, defined in clause 2.4, for the precondition in clause 2.1.3). In particular, they shall have this right of rescission if the sale of RAG's holdings in Bergemann to E.ON is prevented by the other Bergemann shareholders' rights of first option.

9.2 BG and EBV must act in concert and jointly as one party when exercising the right of rescission and any other statutory or contractual rights of rescission they may have. To this end, BG and EBV hereby grant each other an irrevocable power of attorney to act on each other's behalf if and when giving notice of rescission; notice of rescission issued by one of these two parties will automatically extend to and bind the other.

9.3 If this Ruhrgas Purchase Agreement is rescinded, then, notwithstanding anything in clauses 8.3, 11, 12, and 13 hereof, none of the Parties to this agreement shall have any claims against any of the other Parties.


                Register of Notarial Instr., Rec. No. 2002/____Cu

10.     RAG's duty to ensure performance by BG and EBV

        RAG shall ensure that BG and EBV perform their obligations under this Ruhrgas Purchase Agreement.

11.     Costs

        E.ON and BG shall each pay half the costs of notarizing and performing this Ruhrgas Purchase Agreement. Each party shall pay the costs of their own consultants and advisors.

12.     Arbitration clause

        All disputes arising out of or in connection with this contract or relating to its validity shall be settled in accordance with the Rules of Arbitration of the German Institution of Arbitration (DIS), Such settlement shall be final, binding and without recourse to the ordinary courts of law. The venue for arbitration proceedings is Dusseldorf, Germany. Each dispute shall be heard by a panel of three arbitrators. If the Parties are unable to agree on the appointment of the presiding arbitrator, the presiding arbitrator shall be appointed by the President of the Upper Regional Court (OLG), Dusseldorf.

13.     Final provisions

13.1 This agreement supersedes and replaces all prior oral or written agreements between the Parties that deal with the subject matter of this agreement; the Heads of Agreement is the sole exception to this. There are no collateral agreements.

13.2 Any additions and amendments to this agreement must be in writing unless notarization is required. The same applies to any changes to this clause.

13.3 If any provision of this agreement should be or becomes invalid or unenforceable, whether wholly or in part, then that provision shall be severed, and the remaining provisions of the this agreement shall remain valid and enforceable. The same shall apply if this agreement is found to contain a gap or gaps. The Parties shall cure the invalid or unenforceable provision or gap by substituting a valid and enforceable provision which as nearly as permissible by law approximates that which the Parties intended or, judging by the spirit and intent of the Framework Agreement, would have intended if they had considered the point at issue when entering into the Framework


                Register of Notarial Instr., Rec. No. 2002/____Cu

        Agreement or, subsequently thereto, when adding a provision to the Framework Agreement. This shall apply even if the invalidity of a provision relates to a scope of service or a time parameter (deadline period or deadline date); in such cases, the Parties shall cure the invalid scope of service or time parameter by substituting a valid scope of service or time parameter which as nearly as possible approximates the intended scope of service or time parameter.

13.4 If there are any conflicts between this agreement and the Framework Agreement, or if there are any uncertainties as to construction and interpretation, then the Framework Agreement shall take precedence.


                                                        (continued on next page)


                Register of Notarial Instr., Rec. No. 2002/____Cu

IN WITNESS WHEREOF, I, the undersigned Notary Public, read this written record to the persons appearing, who then indicated their approval and acceptance of this written record by signing the same in their own hand, whereupon I signed the same in my own hand and affixed my official seal.

Done in Basel, on this day, May 20 (twentieth), 2002 (two-thousand-and-two)



                                               --------------------------------



                                               --------------------------------



                                               --------------------------------



                                               --------------------------------



                                               --------------------------------
                                               Stephan Cueni, Notary Public


Register of Notarial Instr., Rec. No. 2002/____